FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0625902014-3
Secretary of State State Of Nevada	Filing Number 20265920690
	Filed On 07/24/2026 22:33:43 PM
	Number of Pages 7

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☑ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: AMERICAN REBEL HOLDINGS, INC Entity or Nevada Business Identification Number (NVID): NV20141763365
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series E Preferred Stock
5. Amendment of class or series of stock:	☑ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Charles A. Ross, Jr. Signature of Officer Date: 07/24/2026

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0625902014-3
Secretary of State State Of Nevada	Filing Number 20265920690
	Filed On 07/24/2026 22:33:43 PM
	Number of Pages 7

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES E PREFERRED STOCK

of

American Rebel Holdings, Inc.
a Nevada corporation

Pursuant to Chapter 78 of the Nevada Revised Statutes

The undersigned, Charles A. Ross, Jr., hereby certifies that:

1. He is the duly elected Chief Executive Officer of American Rebel Holdings, Inc., a Nevada corporation ("Corporation").

2. A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on July 8, 2026 authorizing and approving the Second Amended and Restated Certificate of Designations of Preferences and Rights of Series E Preferred Stock of the Corporation set forth below.

3. No shares of Series E Preferred Stock have been issued as of the date hereof; therefore stockholder consent is not required for approval of the Second Amended and Restated Certificate of Designations of Preferences and Rights of Series E Preferred Stock.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

American Rebel Holdings, Inc.

By: Signed by: C1FC803AF43C449...
Name: Charles A. Ross, Jr.
Title: Chief Executive Officer
Dated: July 24, 2026

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF
SERIES E PREFERRED STOCK

of

American Rebel Holdings, Inc.
a Nevada corporation

The undersigned Chief Executive Officer of American Rebel Holdings, Inc. ("Corporation"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation's Amended and Restated Certificate of Incorporation ("Certificate") and pursuant to Chapter 78 of the Nevada Revised Statutes, and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized preferred stock designated as the Series E Preferred Stock as follows:

FIRST: The Certificate, as amended, authorizes the issuance by the Corporation of 600,000,000 shares of common stock, par value of $0.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value of $0.001 per share ("Preferred Stock"), and further, authorize the Board of Directors ("Board") of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated August 22, 2025, the Board designated 10,000 shares of the Preferred Stock as Series E Preferred Stock, par value $0.001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and was created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series E Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES E PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 8 below.

Section 2. Powers and Rights of Series E Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series E Preferred Stock, par value $0.001 per share (the "Series E Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series E Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series E Stock (this "Certificate of Designations"). For purposes hereof, a holder of a share or shares of Series E Stock, with respect to their rights as related to the Series E Stock, shall be referred to as a "Series E Holder."

Section 3. Number and Stated Value. The number of authorized shares of the Series E Stock is 10,000 shares. Each share of Series E Stock shall have an initial stated value of $1,000.00 (the

"Stated Value").

Section 4. Voluntary Liquidation, Dissolution or Winding Up.

In the event of any voluntary liquidation, dissolution or winding up of the Corporation, each share of Series E Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made to the holders of Common Stock or any other class or series of capital stock junior to the Series E Stock with respect to liquidation, an amount per share equal to the Stated Value then in effect (the "Series E Preferred Liquidation Amount"). If upon any such voluntary liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay in full the Series E Preferred Liquidation Amount, the Series E Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them if all amounts payable thereon were paid in full. Following payment of the Series E Preferred Liquidation Amount, the Series E Stock shall not participate in any further distributions. For the avoidance of doubt, no merger, consolidation, recapitalization, Fundamental Transaction, sale or disposition of assets, change of control, reverse split, delisting, covenant breach, insolvency event or similar transaction or occurrence shall constitute a liquidation, dissolution or winding up of the Corporation or otherwise entitle any Series E Holder to require the redemption, repurchase or other settlement of any shares of Series E Stock.

Section 5. Corporation Optional Redemption.

(a) Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series E Stock then issued and outstanding from all of the Series E Holders (a "Corporation Optional Redemption") by paying to the applicable Series E Holders an amount in cash equal to the Series E Preferred Liquidation Amount then applicable to such shares of Series E Stock being redeemed in the Corporation Optional Redemption (the "Redemption Price"). Redemption of the Series E Stock shall at all times remain solely at the election of the Corporation, and no Series E Holder shall have any right to require, accelerate or condition any redemption, repurchase or other settlement of the Series E Stock.

(b) The Corporation shall provide written notice of any Corporation Optional Redemption to the applicable Series E Holder(s) within five (5) Business Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five days following the delivery of such notice, and at such time the Corporation shall deliver to the applicable Series E Holder(s) the Redemption Price in valid funds. Each applicable Series E Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption. Failure of any Series E Holder to execute any instrument or deliver any certificate shall not delay or prevent a Corporation Optional Redemption.

Section 6. Dividends and Distributions. The Series E Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 7. Vote; Amendment.

(a) Other than as set forth in Section 7(b), the Series E Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b) The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series E Holders holding a majority of the Series E Stock then issued and outstanding, in which vote each share of Series E Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series E Holders, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

Section 8. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms, as used herein, have the following meanings:

(a) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(b) "Person" means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

Section 9. Miscellaneous.

(a) Legend. Any certificates representing the Series E Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Uncertificated Shares Lost or Mutilated Series E Stock Certificate. The Series E Stock shall

be issued to each Series E Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series E Holder requests such Series E Stock be issued to such Series E Holder in certificated form. If any certificate for the Series E Stock held by the Series E Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series E Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Corporation or any Series E Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series E Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series E Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f) Notwithstanding anything herein to the contrary, this Certificate of Designations shall be interpreted and applied so that the Series E Stock constitutes permanent equity of the Corporation. No provision of this Certificate of Designations shall be construed to create any mandatory or holder-elective redemption, repurchase or other obligation of the Corporation to transfer cash or other assets to any holder of Series E Stock, except in connection with a voluntary liquidation, dissolution or winding up of the Corporation under Section 4 or a Corporation Optional Redemption elected solely by the Corporation under Section 5.

IN WITNESS WHEREOF, American Rebel Holdings, Inc., a Nevada corporation, has caused this Second Amended and Restated Certificate of Designations to be signed by a duly authorized officer on this 24th day of July, 2026.

American Rebel Holdings, Inc.

By: Signed by: C1FC803AF43C449...
____
Charles A. Ross, Jr., Chief Executive Officer